                                                                      EXHIBIT 99


                          THE BABCOCK & WILCOX COMPANY
       (A WHOLLY OWNED SUBSIDIARY OF BABCOCK & WILCOX INVESTMENT COMPANY)
                              DEBTOR-IN-POSSESSION

                        CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 AND 1999
                               AND MARCH 31, 1999

Report of Independent Accountants

To the Board of Directors and Stockholder of The Babcock & Wilcox Company

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income (loss), comprehensive income (loss), stockholder's equity, and cash flows present fairly, in all material respects, the financial position of The Babcock & Wilcox Company and its subsidiaries (the "Company") at December 31, 2000 and 1999, and the results of its operations and its cash flows for the year ended December 31, 2000, the nine-month period ended December 31, 1999, and the fiscal year ended March 31, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 2 to the consolidated financial statements, The Babcock & Wilcox Company filed a voluntary petition in the U.S. Bankruptcy Court to reorganize under Chapter 11 of the Bankruptcy Code on February 22, 2000, which raises substantial doubt about its ability to continue as a going concern. Management's plans with regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Also, as discussed in Note 8 to the consolidated financial statements, the Company is not currently in compliance with certain of the covenants of its debtor-in-possession revolving credit facility.





PricewaterhouseCoopers LLP
New Orleans, Louisiana
February 23, 2001

                          THE BABCOCK & WILCOX COMPANY
       (A WHOLLY OWNED SUBSIDIARY OF BABCOCK & WILCOX INVESTMENT COMPANY)
                              DEBTOR-IN-POSSESSION
                           CONSOLIDATED BALANCE SHEETS

                                                       December 31,  December 31,
                                                          2000          1999
                                                          ----          ----
                                                            (In thousands)
ASSETS
Current Assets:
   Cash and cash equivalents                          $   77,149     $  19,558
   Short-term investments                                 66,373           -
   Accounts receivable - trade, net                      195,750       184,593
   Accounts receivable - other                            40,719       120,984
   Products liabilities recoverable - current                 -        230,900
   Contracts in progress                                  83,238        63,694
   Inventories                                            40,938        46,941
   Deferred income taxes                                  41,782        43,375
   Other current assets                                    7,988         3,123
--------------------------------------------------------------------------------
         Total Current Assets                            553,937       713,168
--------------------------------------------------------------------------------
Property, Plant and Equipment:
   Land                                                    1,960         2,354
   Buildings                                              61,225        55,222
   Machinery and equipment                               136,257       127,397
   Property under construction                             4,109         1,850
--------------------------------------------------------------------------------
                                                         203,551       186,823
         Less accumulated depreciation                   123,092       100,672
--------------------------------------------------------------------------------
   Net Property, Plant and Equipment                      80,459        86,151
--------------------------------------------------------------------------------
Notes Receivable - Affiliates                             25,968        53,723
--------------------------------------------------------------------------------
Products Liabilities Recoverable                       1,153,761       942,982
--------------------------------------------------------------------------------
Excess of Cost over Fair Value of Net Assets
  of Purchased Businesses Less Accumulated
  Amortization of $92,200,000 at December 31,2000
  and $87,794,000 at December 31, 1999                    77,093        79,532
--------------------------------------------------------------------------------
Prepaid Pension Costs                                     20,369        19,253
--------------------------------------------------------------------------------
Other Assets                                             102,075       111,579
--------------------------------------------------------------------------------
         TOTAL                                        $2,013,662     $2,006,388
================================================================================

See accompanying notes to consolidated financial statements.

                                                          December 31,     December 31,
                                                             2000             1999
                                                             ----             ----
                                                           (In thousands)
LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities Not Subject to Compromise:
Current Liabilities:
   Current maturities of long-term debt                 $      --        $        28
   Accounts payable                                          97,556           86,520
   Accounts payable - affiliates                              3,401            1,089
   Environmental and products liabilities - current            --            272,622
   Accrued employee benefits                                 17,387           29,245
   Accrued liabilities - other                               22,480           31,794
   Advance billings on contracts                            199,069          165,572
   Accrued warranty expense                                  21,531           37,759
   U.S. and foreign income taxes payable                      3,553            4,920
------------------------------------------------------------------------------------
         Total Current Liabilities                          364,977          629,549
------------------------------------------------------------------------------------
Long-Term Debt                                                 --              4,734
------------------------------------------------------------------------------------
Accumulated Postretirement Benefit Obligation                   566          104,717
------------------------------------------------------------------------------------
Products Liabilities                                           --          1,061,365
------------------------------------------------------------------------------------
Other Liabilities                                            18,589           45,295
------------------------------------------------------------------------------------
Liabilities Subject to Compromise (See Note 2)            1,456,313             --
------------------------------------------------------------------------------------
Commitments and Contingencies

Stockholder's Equity:
   Common stock, par value $10.00 per share,
     authorized and issued 100,100 at
     December 31, 2000 and 1999                               1,001            1,001
   Capital in excess of par value                           134,733          116,432
   Retained earnings                                         60,824           65,132
   Accumulated other comprehensive loss                     (23,341)         (21,837)
------------------------------------------------------------------------------------
         Total Stockholder's Equity                         173,217          160,728
------------------------------------------------------------------------------------
         TOTAL                                          $ 2,013,662      $ 2,006,388
====================================================================================
----

                          THE BABCOCK & WILCOX COMPANY
       (A WHOLLY OWNED SUBSIDIARY OF BABCOCK & WILCOX INVESTMENT COMPANY)
                              DEBTOR-IN-POSSESSION
                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)

                                                                Year         Nine-Month       Fiscal Year
                                                               Ended        Period Ended        Ended
                                                            December 31,    December 31,       March 31,
                                                                2000            1999             1999
                                                                ----            ----             ----
                                                                           (In thousands)
Revenues                                                    $ 1,162,458      $   731,283      $ 1,062,666
---------------------------------------------------------------------------------------------------------

Costs and Expenses:
   Cost of operations (excluding depreciation
     and amortization)                                        1,026,540          587,633          875,264
   Depreciation and amortization                                 16,256           12,560           22,806
   Selling, general and administrative expenses                 110,266           94,564          125,462
   Reorganization charges (See Note 2)                           17,888             --               --
---------------------------------------------------------------------------------------------------------
                                                              1,170,950          694,757        1,023,532

Gain (Loss) on Asset Disposals                                     (441)            (408)           3,538
---------------------------------------------------------------------------------------------------------
Operating Income (Loss) before
   Income from Investees                                         (8,933)          36,118           42,672

Income from Investees                                             5,098            3,346            1,112
---------------------------------------------------------------------------------------------------------

         Operating Income (Loss)                                 (3,835)          39,464           43,784
---------------------------------------------------------------------------------------------------------
Other Income (Expense):
   Interest income                                                4,051            3,148           18,550
   Interest expense                                              (4,221)          (1,677)          (3,092)
   Other-net                                                        433            6,025          (58,873)
---------------------------------------------------------------------------------------------------------
                                                                    263            7,496          (43,415)
---------------------------------------------------------------------------------------------------------

Income (Loss) from Continuing Operations
   before Provision for (Benefit from) Income Taxes              (3,572)          46,960              369

Provision for (Benefit from) Income Taxes                           736           20,877           (3,079)
---------------------------------------------------------------------------------------------------------
Income (Loss) from Continuing Operations                         (4,308)          26,083            3,448

Income from Discontinued Operations                                --               --              9,945
---------------------------------------------------------------------------------------------------------
Net Income (Loss)                                           $    (4,308)     $    26,083      $    13,393
---------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

                          THE BABCOCK & WILCOX COMPANY
       (A WHOLLY OWNED SUBSIDIARY OF BABCOCK & WILCOX INVESTMENT COMPANY)
                              DEBTOR-IN-POSSESSION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

                                                         Year       Nine-Month     Fiscal Year
                                                        Ended      Period Ended       Ended
                                                    December 31,   December 31,       March 31,
                                                        2000          1999            1999
                                                        ----          ----            ----
                                                                    (In thousands)

Net Income (Loss)                                       $ (4,308)     $ 26,083      $ 13,393
---------------------------------------------------------------------------------------------

Other Comprehensive Income (Loss):
   Foreign currency translation adjustments               (3,935)        1,759        (4,366)
   Minimum pension liability adjustment,
     net of taxes (benefits) of ($1,546,000),
     $1,670,000 and $1,402,000 in the year
     ended December 31, 2000, the nine-month
     period ended December 31, 1999 and the
     fiscal year ended March 31, 1999, respectively        2,431        (2,611)       (2,193)
---------------------------------------------------------------------------------------------
Other Comprehensive Loss                                  (1,504)         (852)       (6,559)
---------------------------------------------------------------------------------------------

Comprehensive Income (Loss)                             $ (5,812)     $ 25,231      $  6,834
---------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                          THE BABCOCK & WILCOX COMPANY
       (A WHOLLY OWNED SUBSIDIARY OF BABCOCK & WILCOX INVESTMENT COMPANY)
                              DEBTOR-IN-POSSESSION
                 CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                   (In thousands, except for share amounts)


                                                                             Capital                  Accumulated           Total
                                                        Common Stock        in Excess     Retained        Other        Stockholder's
                                                    Shares     Par Value   of Par Value   Earnings   Comprehensive Loss     Equity
-----------------------------------------------------------------------------------------------------------------------------------
Balance April 1, 1998                                  100    $       1     $ 743,771     $  26,656     $ (14,426)        $ 756,002
-----------------------------------------------------------------------------------------------------------------------------------
Distribution of subsidiaries to BWICO
     (See Note 4)                                     --           --        (309,044)         --            --            (309,044)
Distribution of a portion of the note
      receivable due from BWICO to BWICO-             --           --        (313,000)         --            --            (313,000)
Tax benefit on exercise of McDermott
     International, Inc. stock options                --           --             788          --            --                 788
Payment to McDermott International, Inc.
     resulting from the exercise of McDermott
     International, Inc. stock options                --           --          (5,129)         --            --              (5,129)
Net income                                            --           --            --          13,393          --              13,393
Minimum pension liability                             --           --            --            --          (2,193)           (2,193)
Translation adjustments                               --           --            --            --          (4,366)           (4,366)
-----------------------------------------------------------------------------------------------------------------------------------
Balance March 31, 1999                                 100            1       117,386        40,049       (20,985)          136,451
-----------------------------------------------------------------------------------------------------------------------------------
Issuance of common stock                           100,000        1,000          --            --            --               1,000
Dividends paid                                        --           --            --          (1,000)         --              (1,000)
Tax benefit on exercise of McDermott
     International, Inc. stock options                --           --             610          --            --                 610
Payment to McDermott International, Inc.
     resulting from the exercise of McDermott
     International, Inc. stock options                --           --          (1,564)         --            --              (1,564)
Net income                                            --           --            --          26,083          --              26,083
Minimum pension liability                             --           --            --            --          (2,611)           (2,611)
Translation adjustments                               --           --            --            --           1,759             1,759
-----------------------------------------------------------------------------------------------------------------------------------

Balance December 31, 1999                          100,100        1,001       116,432        65,132       (21,837)          160,728
-----------------------------------------------------------------------------------------------------------------------------------
Adjustment of intercompany
     balances (See Note 7)                            --           --          18,301          --            --              18,301
Net loss                                              --           --            --          (4,308)         --              (4,308)
Minimum pension liability                             --           --            --            --           2,431             2,431
Translation adjustments                               --           --            --            --          (3,935)           (3,935)
-----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 2000                          100,100    $   1,001     $ 134,733     $  60,824     $ (23,341)        $ 173,217
-----------------------------------------------------------------------------------------------------------------------------------


See accompanying notes to the consolidated financial statements.

                          THE BABCOCK & WILCOX COMPANY
       (A WHOLLY OWNED SUBSIDIARY OF BABCOCK & WILCOX INVESTMENT COMPANY)
                              DEBTOR-IN-POSSESSION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                   Year        Nine-Month     Fiscal Year
                                                                  Ended       Period Ended       Ended
                                                               December 31,   December 31,      March 31,
                                                                   2000           1999            1999
                                                                   ----           ----            ----
                                                                             (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)                                               $  (4,308)     $  26,083      $  13,393
-------------------------------------------------------------------------------------------------------
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
   Depreciation and amortization                                   16,256         12,560         22,806
   Income from investees, less dividends                            1,177          2,107            917
   (Gain) loss on asset disposals                                     441            409         (3,538)
   Provision for (benefit from) deferred taxes                    (10,175)        11,283          1,576
   Other                                                           (2,495)          --            4,349
   Changes in assets and liabilities:
       Accounts receivable                                         (5,439)      (168,406)      (174,682)
       Accounts payable                                            14,868         23,605        (36,415)
       Inventories                                                  5,419         (5,464)         4,456
       Net contracts in progress and advance billings              13,658         38,257         33,054
       Products and environmental liabilities                     (80,986)        21,464         52,921
       Income taxes                                                (3,577)        17,040         11,006
       Other                                                       86,892        (28,429)       103,837
Proceeds from insurance for products liability claims              99,897        169,523        191,728
Payments of products liability claims                             (23,640)      (230,998)      (227,176)
-------------------------------------------------------------------------------------------------------

NET CASH PROVIDED BY (USED IN)
    OPERATING ACTIVITIES                                          107,988       (110,966)        (1,768)
-------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:

Purchases of property, plant and equipment                         (7,434)        (5,171)       (13,372)
Purchases of available-for-sale securities                       (177,934)          --             --
Maturities of available-for-sale securities                        97,863           --             --
Sales of available-for-sale securities                             16,193           --              130
Decrease in loans to affiliates - net                              28,950        103,338         26,679
Proceeds from asset disposals                                       1,707          4,118          7,573
Investment in equity investees                                       --              257           (346)
Acquisition of business                                            (2,133)          --             --
-------------------------------------------------------------------------------------------------------

NET CASH PROVIDED BY  (USED IN)
   INVESTING ACTIVITIES                                           (42,788)       102,542         20,664
-------------------------------------------------------------------------------------------------------

                                                                       CONTINUED

                                                                   Year        Nine-Month     Fiscal Year
                                                                  Ended       Period Ended       Ended
                                                               December 31,   December 31,      March 31,
                                                                   2000           1999            1999
                                                                   ----           ----            ----
                                                                             (In thousands)
CASH FLOWS FROM FINANCING ACTIVITIES:

Decrease in short-term borrowing                              $   --           $   --           $(28,703)
Debt issuance costs                                             (7,950)            --               --
Payment to McDermott International, Inc. resulting
   from the exercise of McDermott International, Inc.
   stock options                                                  --             (1,564)          (5,129)
Issuance of common stock                                          --              1,000             --
Dividends paid                                                    --             (1,000)            --
Other                                                             (104)            (538)             (50)
--------------------------------------------------------------------------------------------------------

NET CASH USED IN FINANCING ACTIVITIES                           (8,054)          (2,102)         (33,882)
--------------------------------------------------------------------------------------------------------

EFFECTS OF EXCHANGE RATE CHANGES
   ON CASH                                                         445              422              302
--------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS                                         57,591          (10,104)         (14,684)
--------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT
   BEGINNING OF PERIOD                                          19,558           29,662           44,346
--------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS AT
      END OF PERIOD                                           $ 77,149         $ 19,558         $ 29,662
--------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid during the period for:
   Interest (net of amount capitalized)                       $  4,134         $    626         $  3,041
   Income taxes (net of refunds)                              $ 14,552         $ 23,898         $  9,499
--------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURES OF REORGANIZATION CASH FLOWS:

Cash paid (received) during the period for:
   Interest accumulated                                       $ (3,754)        $   --           $   --
   Legal and professional fees                                $ 17,766         $   --           $   --
--------------------------------------------------------------------------------------------------------

                                                                       CONTINUED

                                                                       Year        Nine-Month     Fiscal Year
                                                                      Ended       Period Ended       Ended
                                                                   December 31,   December 31,      March 31,
                                                                       2000           1999            1999
                                                                       ----           ----            ----
                                                                                 (In thousands)
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES
Distribution of notes receivable due from affiliates under
   a BWICO restructuring plan                                     $    --         $    --          $469,000
===========================================================================================================
SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES

Transfer of accounts receivable sold under a purchase
   and sale agreement from secured borrowings
   to sales treatment                                             $    --         $    --          $ 56,929
===========================================================================================================

See accompanying notes to consolidated financial statements.

                          THE BABCOCK & WILCOX COMPANY
       (A WHOLLY OWNED SUBSIDIARY OF BABCOCK & WILCOX INVESTMENT COMPANY)
                              DEBTOR-IN-POSSESSION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

We have presented our consolidated financial statements in U.S. Dollars in accordance with accounting principles generally accepted in the United States ("GAAP"). These consolidated financial statements include the accounts of The Babcock & Wilcox Company (a wholly owned subsidiary of Babcock & Wilcox Investment Company) and its subsidiaries and controlled joint ventures. We use the equity method to account for investments in joint ventures and other entities we do not control, but over which we have significant influence. We have eliminated all significant intercompany transactions and accounts in consolidation. We have reclassified certain amounts previously reported to conform with the presentation at December 31, 2000. The notes to consolidated financial statements are presented on the basis of continuing operations, unless otherwise indicated.

Hereinafter, the following terms shall mean:

         -        International for McDermott International, Inc.;

         - J. Ray for J. Ray McDermott, S.A., a subsidiary of International, and its consolidated subsidiaries;

         - McDermott for McDermott Incorporated, a subsidiary of International, and its consolidated subsidiaries;

         - BWICO for Babcock & Wilcox Investment Company, a subsidiary of McDermott, and its consolidated subsidiaries; and

         -        B&W for The Babcock & Wilcox Company.

Unless the context otherwise indicates, "we," "us" and "our" mean B&W and its consolidated subsidiaries.

On February 22, 2000, B&W and certain of its subsidiaries filed a voluntary petition in the U. S. Bankruptcy Court for the Eastern District of Louisiana in New Orleans (the "Bankruptcy Court") to reorganize under Chapter 11 of the U. S. Bankruptcy Code (the "filing"). B&W and these subsidiaries took this action as a means to determine and comprehensively resolve their asbestos liability. As of February 22, 2000, our operations are subject to the jurisdiction of the Bankruptcy Court. See Note 2 for a discussion of the proceedings and further information on B&W's asbestos liabilities.

Our financial statements as of December 31, 2000 have been prepared in conformity with the American Institute of Certified Public Accountants' Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," issued November 19, 1990 ("SOP 90-7"). The statement requires a segregation of liabilities subject to compromise by the Bankruptcy Court as of the bankruptcy filing date and identification of all transactions and events that are directly associated with the reorganization. The most significant difference between the current year and prior year's presentation is the reclassification of the products liability to "liabilities subject to compromise." See Note 2 for a detailed description of liabilities subject to compromise and reorganization charges at, and for the period ended, December 31, 2000.

Use of Estimates

We use estimates and assumptions to prepare our financial statements in conformity with GAAP. These estimates and assumptions affect the amounts we report in our financial statements and accompanying notes. Our actual results could differ from those estimates. Variances could result in a material effect on our results of operations and financial position in future periods.

Investments

Our investments, primarily debt securities, are classified as available-for-sale and are carried at fair value, with the unrealized gains and losses, net of tax, reported as a component of accumulated other comprehensive loss. We classify investments available for current operations in the balance sheet as current assets, while we classify investments held for long-term purposes as non-current assets. We adjust the amortized cost of debt securities for amortization of premiums and accretion of discounts to maturity. That amortization is included in interest income. We include realized gains and losses on our investments in other income. The cost of securities sold is based on the specific identification method. We include interest on securities in interest income.

Foreign Currency Translation

We translate assets and liabilities of our foreign operations, other than operations in highly inflationary economies, into U.S. Dollars at current exchange rates, and we translate income statement items at average exchange rates for the periods presented. We record adjustments resulting from the translation of foreign currency financial statements as a component of accumulated other comprehensive loss. We report foreign currency transaction gains and losses in income. We have included in other-net transaction gains (losses) of $472,000, ($1,238,000) and $259,000 for the year ended December 31, 2000, the nine-month period ended December 31, 1999 and the fiscal year ended March 31, 1999, respectively.

Contracts and Revenue Recognition

We generally recognize contract revenues and related costs on a percentage-of-completion method for individual contracts or combinations of contracts based on work performed, or a cost-to-cost method, as applicable to the product or activity involved. Certain partnering contracts contain a risk-and-reward element, whereby a portion of total compensation is tied to the overall performance of the alliance partners. We include revenues and related costs so recorded, plus accumulated contract costs that exceed amounts invoiced to customers under the terms of the contracts, in contracts in progress. We include in advance billings on contracts billings that exceed accumulated contract costs and revenues and costs recognized under the percentage-of-completion method. Most long-term contracts contain provisions for progress payments. We expect to invoice customers for all unbilled revenues. We review contract price and cost estimates periodically as the work progresses and reflect adjustments proportionate to the percentage-of-completion in income in the period when those estimates are revised. We make provisions for all known or anticipated losses. Variations from estimated contract performance could result in a material adjustment to operating results for any fiscal year. We include claims for extra work or changes in scope of work to the extent of costs incurred in contract revenues when collection is probable. We have included in accounts receivable and contracts in progress approximately $5,995,000 and $11,614,000 relating to commercial contract claims whose final settlement is subject to future determination through negotiations or other procedures which had not been completed at December 31, 2000 and 1999, respectively.

                                                        December 31,      December 31,
                                                           2000              1999
                                                           ----              ----
                                                               (In thousands)
We have included in Contracts in Progress:
Costs incurred less costs of revenue recognized           $  3,632        $  12,663
Revenues recognized less billings to customers              79,606           51,031
-----------------------------------------------------------------------------------
Contracts in Progress                                     $ 83,238        $  63,694
-----------------------------------------------------------------------------------
We have included in Advance Billings on Contracts:
Billings to customers less revenues recognized            $179,985        $ 195,219
Costs incurred less costs of revenue recognized             19,084          (29,647)
-----------------------------------------------------------------------------------
Advance Billings on Contracts                             $199,069        $ 165,572
-----------------------------------------------------------------------------------

We are usually entitled to financial settlements relative to the individual circumstances of deferrals or cancellations of long-term contracts. We do not recognize those settlements or claims for additional compensation until we reach final settlements with our customers.

We have included in accounts receivable - trade, net the following amounts representing retainages on contracts:

                                                       December 31,     December 31,
                                                          2000             1999
                                                          ----             ----
                                                              (In thousands)
Retainages                                                $24,943        $38,387
--------------------------------------------------------------------------------
Retainages expected to be collected after one year        $ 6,629        $23,093
--------------------------------------------------------------------------------

Of the long-term retainages at December 31, 2000, we anticipate collecting $4,386,000 in 2002 and $2,243,000 in 2003.

Inventories

We carry our inventories at the lower of cost or market. We determine cost on an average cost basis except for certain materials inventories, for which we use the last-in first-out ("LIFO") method. We determined the cost of approximately 23% and 21% of our total inventories using the LIFO method at December 31, 2000 and 1999, respectively. Inventories are summarized below:


                                December 31,    December 31,
                                   2000             1999
                                   ----             ----
                                       (In thousands)
Raw Materials and Supplies        $30,782        $37,467
Work in Progress                    7,039          4,507
Finished Goods                      3,117          4,967
--------------------------------------------------------
   Total Inventories              $40,938        $46,941
========================================================

Comprehensive Income (Loss)

The components of accumulated other comprehensive loss included in stockholder's equity are as follows:



                                              December 31,   December 31,
                                                   2000          1999
                                                   ----          ----
                                                    (In thousands)
Currency Translation Adjustments               $(20,779)        $(16,844)
Minimum Pension Liability                        (2,562)          (4,993)
-----------------------------------------------------------------------
   Accumulated Other Comprehensive Loss        $(23,341)        $(21,837)
=======================================================================


Warranty Expense

We accrue estimated expense to satisfy contractual warranty requirements when we recognize the associated revenue on the related contracts. In addition, we make specific provisions where we expect the costs of warranty to significantly exceed the accruals.

Research and Development

Research and development activities are related to development and improvement of new and existing products and equipment and conceptual and engineering evaluation for translation into practical applications. We charge to operations the costs of research and development that is not performed on specific contracts as we incur them. These expenses totaled approximately $13,929,000, $9,800,000 and $9,725,000 in the year ended December 31, 2000, the nine-month period ended December 31, 1999 and the fiscal year ended March 31, 1999, respectively.

Long-Lived Assets

We evaluate the realizability of our long-lived assets, including property, plant and equipment and goodwill, whenever events or changes in circumstances indicate that we may not be able to recover the carrying amounts of those assets.

Property, Plant and Equipment

We carry our property, plant and equipment at cost, reduced by provisions to recognize economic impairment when we determine impairment has occurred.

We depreciate our property, plant and equipment using the straight-line method, over estimated economic useful lives of 8 to 40 years for buildings and 3 to 28 years for machinery and equipment. Our depreciation expense was $11,341,000, $8,803,000 and $17,808,000 for the year ended December 31, 2000, the nine-month period ended December 31, 1999 and the fiscal year ended March 31, 1999, respectively.

Goodwill and Other Intangible Assets

The majority of our goodwill pertains to our acquisition by McDermott Incorporated. We amortize this goodwill on a straight-line basis, using a forty-year period, and amortize other goodwill over twenty years. Our goodwill amortization expense was $4,406,000, $3,304,000 and $4,406,000 for the year ended December 31, 2000, the nine-month period ended December 31, 1999 and the fiscal year ended March 31,1999, respectively.

We have included other intangible assets of $4,616,000 and $5,130,000 in other assets at December 31, 2000 and 1999, respectively. These intangible assets consist primarily of trademarks and rights to use technology. Amortization expense for these intangible assets was $508,000, $381,000 and $515,000 for the year ended December 31, 2000, the nine-month period ended December 31, 1999 and the fiscal year ended March 31, 1999, respectively.

Cash Equivalents

Our cash equivalents are highly liquid investments, with maturities of three months or less when purchased, which we do not hold as part of our investment portfolio.

Derivative Financial Instruments

We attempt to minimize our exposure to changes in foreign currency exchange rates by matching foreign currency contract receipts with like foreign currency disbursements. To the extent that we are unable to match the foreign currency receipts and disbursements related to our contracts, we enter into derivatives, primarily forward contracts, to reduce the impact of foreign exchange rate movements on operating results. Gains and losses on forward contracts that qualify as hedges of firm purchase and sale commitments are deferred and recognized in income or as adjustments of carrying amounts when the hedged transactions occur. Gains and losses on forward contracts that hedge foreign currency assets or liabilities are recognized in income as incurred. Those amounts effectively offset gains and losses on the foreign currency assets or liabilities that are hedged.

Stock-Based Compensation

We follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25") and related Interpretations in accounting for our participation in International's employee stock plans. Under APB 25, if the exercise price of International's employee stock options equals or exceeds the fair value of the underlying stock on the measurement date, no compensation expense is recognized. If the measurement date is later than the date of grant, compensation expense is recorded to the measurement date based on the quoted market price of the underlying stock at the end of each reporting period.

Change in Fiscal Year

On August 3, 1999, our Board of Directors approved the change of our fiscal year from a year ending on March 31 to the new fiscal year end of December 31. The following unaudited financial information for the nine-month period ended December 31, 1998 is presented to provide comparative results to the nine-month transition period ended December 31, 1999, included in the accompanying Consolidated Statements of Income (Loss). The operating results for the nine-month period do not necessarily indicate results that can be expected for a twelve-month period.

                                                               Nine-Month
                                                             Period Ended
                                                             December 31,
                                                                1998
                                                              (Unaudited)
                                                            (In thousands)
         Revenues                                             $ 772,847
         --------------------------------------------------------------
         Costs and Expenses:
           Cost of operations (excluding
             depreciation and amortization)                     623,916
           Depreciation and amortization                         16,075
           Selling, general and administrative
             expenses                                            87,732
         --------------------------------------------------------------
                                                                727,723
         --------------------------------------------------------------
         Gain on Asset Disposals                                  1,003
         --------------------------------------------------------------
         Operating Income before Income from Investees           46,127
         Income from Investees                                      931
         --------------------------------------------------------------
         Operating Income                                        47,058
         --------------------------------------------------------------
         Other Income:
           Interest income                                        9,513
           Interest expense                                      (2,604)
           Other-net                                             (7,904)
         --------------------------------------------------------------
                                                                   (995)
         --------------------------------------------------------------
         Income from Continuing Operations
           before Provision for Income Taxes                     46,063
         Provision for Income Taxes                               8,694
         --------------------------------------------------------------
         Income from Continuing Operations                       37,369
         Income from Discontinued Operations                      9,945
         --------------------------------------------------------------
         Net Income                                           $  47,314
         ==============================================================

New Accounting Standards

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 will require us to recognize all derivatives on our consolidated balance sheet at their fair values. Derivatives that are not hedges must be adjusted to fair value through income. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133," which defers the effective date of SFAS No. 133 to all fiscal quarters of all fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an amendment of FASB Statement No. 133," which adds to the guidance related to accounting for derivative instruments and hedging activities. We have determined that the initial adoption of SFAS No. 133, as amended by SFAS No. 138, will have no material effect on our consolidated financial position or results of operations.

NOTE 2 - CHAPTER 11 PROCEEDINGS

As a result of asbestos-containing commercial boilers and other products B&W and certain of its subsidiaries sold, installed or serviced in prior decades, B&W is subject to a substantial volume of non-employee liability claims asserting asbestos-related injuries. All of these claims are similar in nature, the primary difference being the type of alleged injury or illness suffered by the plaintiff as a result of the exposure to asbestos fibers (e.g., mesothelioma, lung cancer, other types of cancer, asbestosis or pleural changes).

On February 22, 2000, B&W and certain of its subsidiaries executed the filing in Bankruptcy Court. Included in the filing are B&W and its subsidiaries Americon, Inc., Babcock & Wilcox Construction Co., Inc. and Diamond Power International, Inc. B&W and these subsidiaries took this action as a means to determine and comprehensively resolve all pending and future asbestos liability claims against them. As a result of the filing, the Bankruptcy Court issued a temporary restraining order prohibiting asbestos liability lawsuits and other actions for which there is shared insurance from being brought against non-filing affiliates of B&W, including McDermott, J. Ray and International. The temporary restraining order was converted to a preliminary injunction, which is subject to periodic hearings before the Bankruptcy Court for extension. Currently, the preliminary injunction runs through April 17, 2001. On February 20, 2001, the Bankruptcy Court appointed a mediator to facilitate negotiations among the debtors and the committee representing the asbestos claimants to reach a final determination of the debtors' ultimate liability for asbestos related claims. The mediator has been appointed for a sixty-day period, and will be reporting progress to the court about forty-five days after his appointment.

On February 22, 2001, B&W and its debtors filed a plan of reorganization and a disclosure statement. The plan of reorganization contemplates a resolution under either the settlement process or the litigation strategy. Under the settlement process, there would be a consensual agreement of 75% of the asbestos personal injury claimants. A trust would be formed and assigned all of B&W's and its filing subsidiaries' insurance rights with an aggregate products liability value of approximately $1,150,000,000. In addition, $50,000,000 cash and a $100,000,000 subordinated 10-year note payable would be transferred into the trust. The debtors will consent to the assignment of the insurance and will release and void any right that they have to the insurance. The trust's rights to the insurance would be protected and could be dedicated solely to the resolution of the asbestos claims. As a result of the creation of the trust, we, along with International and its other affiliates, would be released and discharged from all present and future liability for asbestos claims arising out of exposure to B&W's products.

Under the litigation strategy, if we are not able to reach a consensual agreement with the plaintiffs, a cram-down option is available. The claims would still be channeled through a trust with $50,000,000 cash and a $100,000,000 subordinated 10-year note payable, but the debtors would not transfer their insurance rights. The debtors would manage the insurance rights and claims would be handled through the litigation process by the trust. Funding of the trust would be from the insurance, the cash, the note payable, and the equity of the debtor, if necessary.

Prior to the filing, we had engaged in a strategy of negotiating and settling asbestos products liability claims brought against us and billing the settled amounts to insurers for reimbursement. The average amount per settled claim over the three calendar years prior to the filing was approximately $7,900. Reimbursed amounts are subject to varying insurance limits based upon the year of coverage, insurer solvency and collection delays (due primarily to agreed payment schedules with specific insurers delaying reimbursement for three months or more). No claims have been paid since the filing. Claims paid during the year ended December 31, 2000, prior to the filing, were $23,640,000 of which $20,121,000 has been recovered or is due from insurers. At

December 31, 2000, receivables of $29,091,000 were due from insurers for reimbursement of settled claims. Currently, certain insurers are refusing to reimburse B&W for settled claims until B&W's assumption, in bankruptcy, of its pre-filing contractual reimbursement arrangements with such insurers. To date, this has not had a material adverse impact on B&W's liquidity or the conduct of its business and we do not expect it to in the future. We anticipate that B&W will eventually recover these insurance reimbursements.

Personal injury claim activity for the year ended December 31, 2000, prior to the filing, was not significant. For the periods ended December 31 and March 31, 1999, personal injury claim activity was as follows:



                                                  For the Nine-Month     For the Fiscal Year
                                                    Period Ended              Ended
                                                     December 31,            March 31,
                                                        1999                   1999
                                                        ----                   ----
                                                           (In thousands)
        Claims outstanding, beginning of period         41,721                 43,826
        New claims                                      27,809                 24,278
        Settlements                                    (24,958)               (26,383)
     --------------------------------------------------------------------------------
        Claims outstanding, end of period               44,572                 41,721
     ================================================================================

We have insurance coverage for these asbestos products liability claims against B&W, which coverage is subject to varying insurance limits that are dependent upon the year involved. Pursuant to agreements with the majority of our principal insurers concerning the method of allocation of claim payments to the years of coverage, B&W historically negotiated and settled these claims and billed the appropriate amounts to the insurers. Ever since these claims began in the early 1980s, B&W has adopted a strategy of grouping claims that met certain basic criteria and settling them at the lowest possible average cost per claim. We have recognized provisions in our consolidated financial statements to the extent that settled claim payments are not deemed recoverable from insurers.

We have recorded the following with respect to asbestos products liability claims and related insurance recoveries. The asbestos products liability at December 31, 2000 is included in liabilities subject to compromise.


                                                                  December 31,       December 31,
                                                                      2000               1999
                                                                      ----               ----
                                                                          (In thousands)
         Asbestos products liability:
            Current                                                $     --          $  270,000
            Non-current                                             1,307,725         1,061,365
         --------------------------------------------------------------------------------------
            Total                                                  $1,307,725        $1,331,365
         ======================================================================================

         Asbestos products liability insurance recoverable:
            Current                                                $     --          $  230,900
            Non-current                                             1,153,761           942,982
         --------------------------------------------------------------------------------------
            Total                                                  $1,153,761        $1,173,882
         ======================================================================================

Historically, B&W's estimated liabilities for pending and future non-employee products liability asbestos claims have been derived from its prior claims history. Inherent in the estimate of such liabilities were expected trend claim severity, frequency, and other factors. B&W's estimated liabilities were based on the assumption that B&W would continue to settle claims rather than litigate them, that new claims would conclude by 2012, that there would be a significant decline in new claims received after 2003, and that the average cost per claim would continue to increase only moderately. During the fiscal year ended March 31, 1999, we revised our estimate of the liability for pending and future non-employee asbestos claims and recorded an additional liability of $817,662,000, additional estimated insurance recoveries of $732,477,000 and a loss of $85,185,000 for future claims for which recovery from insurance carriers was not considered probable.

Beginning in the third quarter of calendar 1999, B&W experienced a significant increase in the amount demanded by several plaintiffs' attorneys to settle certain types of asbestos products liability claims. These increased demands significantly impaired B&W's ability to continue to resolve its asbestos products liability through out-of-court settlements. As a result, B&W undertook the filing because it believes that a Chapter 11 proceeding offers the only viable legal process through which we can seek a comprehensive resolution of our asbestos liability. Although the filing increases the uncertainty with respect to the manner in which such liabilities will ultimately be settled, we believe the amount that B&W has provided for asbestos products liability claims at December 31, 2000 continues to represent our best estimate of B&W's ultimate liability for asbestos claims.

In October 2000, the Bankruptcy Court set a March 29, 2001 bar date for the submission of allegedly settled asbestos claims and a July 30, 2001 bar date for all other personal injury claims including unsettled asbestos claims against B&W and its filing subsidiaries. While the B&W Chapter 11 reorganization proceeding continues to progress, there are a number of issues and matters to be resolved prior to its emergence from the proceeding. Remaining issues and matters to be resolved include, but are not limited to:

         -        our ultimate asbestos liability;

         - the outcome of negotiations with the asbestos claimants committee, the future claimants representative and other participants in the Chapter 11 proceeding, concerning, among other things, the size and structure of a trust to satisfy the asbestos liability and the means for funding that trust;

         - the outcome of negotiations with our insurers as to additional amounts of our coverage and as to their participation in a plan to fund the settlement trust;

         - the Bankruptcy Court's decisions relating to numerous substantive and procedural aspects of the Chapter 11 proceedings, including the Court's periodic determinations as to whether to extend the existing preliminary injunction that prohibits asbestos liability lawsuits and other actions for which there is shared insurance from being brought against our non-filing affiliates including McDermott, J. Ray and International;

         - the resolution of an existing event of default under the DIP Credit Facility (See Note 8) to permit future borrowings and the issuance of new letters of credit under that facility; and

         - the possible need for an extension of the three-year term of the DIP Credit Facility, which is scheduled to expire in February 2003, to accommodate the issuance of letters of credit expiring after that date in connection with new construction and other contracts on which B&W intends to bid.

As a result of the filing, B&W is prohibited from paying dividends to its parent, Babcock & Wilcox Investment Company.

Our liabilities subject to compromise reflected in the balance sheet at December 31, 2000 consist of the following (in thousands):

         Accounts payable                                     $    3,113
         Accrued liabilities - other                              25,302
         Accrued warranty reserve                                 21,742
         Products liabilities                                  1,307,725
         Accumulated postretirement benefit obligation            75,910
         Long-term debt                                            4,667
         Other non-current liabilities                            17,854
         ---------------------------------------------------------------
                                                              $1,456,313
         ---------------------------------------------------------------

Our reorganization charges for the year ended December 31, 2000 consist of the following (in thousands):

         Legal and professional fees                              $21,642
         Interest earned as a result of the filing                 (3,754)
         ---------------------------------------------------------------
                                                                  $17,888
         ---------------------------------------------------------------

The timing and ultimate outcome of the Chapter 11 proceedings are uncertain. Any changes in the estimate of B&W's non-employee asbestos products liability and insurance recoverables, and differences between the proportion of such liabilities covered by insurance and that experienced in the past, could result in material adjustments to our financial statements.

We have assessed B&W's liquidity position as a result of the filing and believe that B&W can continue to fund its and its subsidiaries operating activities and meet its debt and capital requirements for the foreseeable future. However, the ability of B&W to continue as a going concern is dependent upon its ability to settle its ultimate asbestos products liability from its net assets, future profits and cash flow and available insurance proceeds, whether through the confirmation of a plan of reorganization or otherwise. The accompanying consolidated financial statements have been prepared on a going concern basis which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the ordinary course of business. As a result of the filing and related events, there can be no assurance that the carrying amounts of assets will be realized or liabilities will be liquidated or settled for the amounts recorded. In addition, a rejection of our plan of reorganization could change the amounts reported in the consolidated financial statements.

NOTE 3 - ACQUISITION

In October 2000, Diamond Power Specialty Limited, a subsidiary of Diamond Power International, Inc. (a subsidiary of B&W), acquired the sootblower division/business unit of Hopkinsons Limited in the United Kingdom. The acquisition cost was $2,133,000, of which $1,927,000 represents goodwill, which is being amortized over twenty years, and $206,000 represents inventory.

NOTE 4  - DISCONTINUED OPERATIONS

Effective July 1, 1998, as part of a BWICO restructuring plan, we distributed three legal subsidiaries of B&W to BWICO. These subsidiaries were BWX Technologies, Inc. ("BWXT"), Hudson Products Corporation ("HPC"), and McDermott Technology, Inc. ("MTI"). Concurrent with this legal reorganization and as part of a restructuring of intercompany loans, we distributed a fourth subsidiary of B&W, Babcock & Wilcox Tracy Power, Inc., to BWICO. These distributions reduced Capital in excess of par in the amount of $309,044,000. Although no formal claims have been made in the Chapter 11 proceedings, representatives of the asbestos claimants committee have asserted that this reorganization that we completed in the fiscal year ended March 31, 1999 included transfers which may be voidable under applicable federal bankruptcy and/or state law. We believe that we were solvent at the time of this reorganization and the transfers are not voidable.

Revenues applicable to discontinued operations were $100,879,000 in the fiscal year ended March 31, 1999. In fiscal year 1999, income from discontinued operations was $9,945,000, net of a provision for income taxes of $6,292,000.

NOTE 5  - EQUITY METHOD INVESTMENTS

We have included in other assets investments in joint ventures and other entities that we account for using the equity method of $18,197,000 and $19,477,000 at December 31, 2000 and 1999, respectively. The undistributed earnings of our equity method investees were $7,187,000 and $8,054,000 at December 31, 2000 and 1999, respectively.

Summarized below is combined balance sheet and income statement information, based on the most recent financial information, for investments in entities we accounted for using the equity method (unaudited):


                                                   December 31,  December 31,
                                                      2000          1999
                                                      ----          ----
                                                          (In thousands)
         Current Assets                              $ 4,963        $ 5,496
         Non-Current Assets                           92,113         91,455
         ------------------------------------------------------------------
         Total Assets                                $97,076        $96,951
         ==================================================================
         Current Liabilities                         $ 8,545        $ 9,709
         Non-Current Liabilities                      55,794         60,226
         Owners' Equity                               32,737         27,016
         ------------------------------------------------------------------
         Total Liabilities and Owners' Equity        $97,076        $96,951
         ==================================================================

                                    Year       Nine-Month    Fiscal Year
                                    Ended     Period Ended      Ended
                                December 31,  December 31,    March 31,
                                    2000         1999          1999
                                    ----         ----          ----
                                            (In thousands)
             Revenues            $  32,527     $   25,488    $  33,145
             ---------------------------------------------------------

                              Year         Nine-Month     Fiscal Year
                              Ended      Period Ended       Ended
                           December 31,   December 31,     March 31,
                              2000           1999            1999
                              ----         ----              ----
                                        (In thousands)
         Gross Profit        $14,264        $9,204        $7,752
         -------------------------------------------------------
         Net Income          $15,531        $9,619        $3,114
         -------------------------------------------------------

Our investment in equity method investees was greater than our underlying equity in net assets of those investees based on stated ownership percentages by $5,832,000 and $8,246,000 at December 31, 2000 and 1999, respectively. These differences are primarily related to the timing of distribution of dividends and various adjustments under generally accepted accounting principles.

Our transactions with unconsolidated affiliates included the following:


                                         Year       Nine-Month    Fiscal Year
                                         Ended     Period Ended      Ended
                                     December 31,   December 31,    March 31,
                                         2000          1999          1999
                                        ----           ----          ----
                                            (In thousands)
         Sales to                       $6,409        $6,792        $12,463
         Dividends received from        $6,275        $5,453        $ 2,029

Our accounts receivable-trade, net includes receivables from unconsolidated affiliates of $22,000 and $18,000 at December 31, 2000 and 1999, respectively.

NOTE 6 - INCOME TAXES

We are included in the U.S. federal return filed by McDermott. McDermott's policy for intercompany allocation of U.S. federal income taxes provides generally that we compute the provision for U.S. federal income taxes on a separate company basis. We settle against our amounts receivable from McDermott in the amount we would have paid to or received from the Internal Revenue Service ("IRS") had we not been a member of the consolidated tax group. During the year ended December 31, 2000, we made a cash payment to McDermott of $6,584,000. During the nine-month period ended December 31, 1999, we settled income taxes receivable of $18,089,000 against net amounts due from McDermott. Net deferred tax assets include allocated U.S. federal net deferred tax assets of $111,246,000 and $107,705,000 at December 31, 2000 and 1999, respectively, under McDermott's policy for intercompany allocation of U.S. federal income taxes.

Deferred income taxes reflect the net tax effects of temporary differences between the financial and tax bases of assets and liabilities. Significant components of deferred tax assets and liabilities as of December 31, 2000 and 1999 were as follows:

                                                               December 31,      December 31,
                                                                  2000              1999
                                                                  ----              ----
                                                                      (In thousands)
     Deferred tax assets:
      Contracts                                               $   5,195         $    --
      Accrued warranty expense                                   16,913            14,748
      Accrued vacation pay                                        3,347             3,249
      Accrued liabilities for self-insurance
       (including postretirement health care benefits)           37,173            48,553
      Accrued liabilities for executive and employee
        incentive compensation                                    7,777             9,897
      Environmental and products liabilities                    510,466           520,132
      Reorganization expenditures                                 8,440              --
      Other                                                       4,740             7,933
    -------------------------------------------------------------------------------------
         Total deferred tax assets                              594,051           604,512

      Valuation allowance for deferred tax assets               (19,000)          (16,945)
    -------------------------------------------------------------------------------------
         Deferred tax assets                                    575,051           587,567
    -------------------------------------------------------------------------------------
    Deferred tax liabilities:
      Property, plant and equipment                               9,985            11,441
      Prepaid pension costs                                       4,876             4,239
      Investments in joint ventures and
         affiliated companies                                     7,639             8,294
      Insurance and other recoverables                          449,967           457,814
      Other                                                         992               987
    -------------------------------------------------------------------------------------
         Total deferred tax liabilities                         473,459           482,775
    -------------------------------------------------------------------------------------
         Net deferred tax assets                              $ 101,592         $ 104,792
    =====================================================================================

Income (loss) from continuing operations before provision for (benefit from) income taxes was as follows:


                                                         Year         Nine-Month      Fiscal Year
                                                        Ended        Period Ended       Ended
                                                      December 31,    December 31,     March 31,
                                                         2000            1999            1999
                                                         ----            ----            ----
                                                                    (In thousands)
U.S.                                                   $(41,152)        $18,362        $(20,566)
Other than U.S.                                          37,580          28,598          20,935
-----------------------------------------------------------------------------------------------
Income (loss) from continuing operations before
     provision for (benefit from) income taxes         $ (3,572)        $46,960        $    369
===============================================================================================

The provision for (benefit from) income taxes from continuing operations consisted of:

Current:
  U.S. - Federal                                 $ (5,536)        $ (6,532)        $(9,384)
  U.S. - State and local                              (36)          (2,807)          1,262
  Other than U.S.                                  16,483           18,933           3,467
------------------------------------------------------------------------------------------
  Total current                                    10,911            9,594          (4,655)
------------------------------------------------------------------------------------------
Deferred:
  U.S. - Federal                                  (14,807)          12,140          (9,132)
  U.S. - State and local                             (720)           4,086           2,609
  Other than U.S.                                   5,352           (4,943)          8,099
------------------------------------------------------------------------------------------
     Total deferred                               (10,175)          11,283           1,576
------------------------------------------------------------------------------------------
Provision for (benefit from) income taxes        $    736         $ 20,877         $(3,079)
==========================================================================================

The effective income tax rate is reconciled to the statutory federal income tax rate as follows:

                                              December 31, December 31,  March 31,
                                                 2000         1999         1999
                                                Percent      Percent     Percent
 Statutory federal tax rate                     (35.0)        35.0          35.0
 State and local income tax effect               13.9          2.4       1,095.3
 Foreign operations                             (20.8)         1.5      (2,116.0)
 Excess of cost over fair value of
    net assets of purchased businesses           39.3          2.0         381.5
 Non-deductible business expenses                24.0          1.4         174.5
 Dividends from affiliates                       --           --         2,254.7
 IRS audit settlement                            --           --        (2,342.3)
 Other                                           (0.8)         2.1        (317.1)
--------------------------------------------------------------------------------
   Effective income tax rate                     20.6         44.4        (834.4)
================================================================================

We would be subject to withholding taxes on distributions of earnings from certain foreign subsidiaries. We have not provided for any taxes, as we treat these earnings as indefinitely reinvested. For the year ended December 31, 2000, the undistributed earnings of foreign subsidiaries amounted to approximately $68,414,000. We estimate the unrecognized deferred income tax liability on these earnings is approximately $26,682,000. Withholding taxes of approximately $6,224,000 would be payable to the applicable foreign jurisdictions upon remittance of all previously unremitted earnings.

We have reached settlements with the IRS concerning McDermott's U.S. income tax liability through the fiscal year ended March 31, 1990, disposing of all U.S. federal income tax issues. The IRS has issued notices for the fiscal years ended March 31, 1991 and March 31, 1992 asserting deficiencies in the amount of taxes reported, based on issues substantially similar to those raised in earlier years. We believe that any income taxes ultimately assessed will not exceed amounts we have already provided.

We have provided a valuation allowance ($19,000,000 at December 31, 2000) for deferred tax assets that cannot be realized through carrybacks and future reversals of existing taxable temporary differences. We believe that our remaining deferred tax assets at December 31, 2000 are realizable through carrybacks and future reversals of existing taxable temporary differences, future taxable income and, if necessary, the implementation of tax planning strategies involving the sales of appreciated assets. Uncertainties that affect the ultimate realization of our deferred tax assets include the risk of incurring losses in the future and the possibility of declines in value of appreciated assets involved in the tax planning strategies we have identified. We have considered these factors in determining the valuation allowance. We will continue to assess the adequacy of the valuation allowance on a quarterly basis.

NOTE 7 - RELATED PARTY TRANSACTIONS

We have material transactions with International and its other subsidiaries occurring in the normal course of operations. These transactions included the following:

                                               Year       Nine-Month     Fiscal Year
                                              Ended      Period Ended      Ended
                                           December 31,  December 31,     March 31,
                                              2000          1999           1999
                                              ----          ----           ----
                                                        (In thousands)
General and administrative costs            $12,163        $17,032        $20,508
Insurance premiums                          $12,546        $ 8,250        $ 7,646
Health care costs                           $ 7,650        $ 6,424        $ 6,845
Pension income                              $ 2,280        $ 7,015        $ 9,232
Sale of fabrication, construction
    and engineering services                $   265        $   587        $ 1,289
Purchase of engineering
    and fabrication services                $ 8,214        $   526        $    69

We also have transactions with unconsolidated affiliates of International and its other subsidiaries. These transactions included the following:

                                 Year         Nine-Month    Fiscal Year
                                Ended        Period Ended      Ended
                              December 31,    December 31,    March 31,
                                2000             1999          1999
                                ----             ----          ----
                                            (In thousands)
   Sales to                     $ 1,091        $2,228        $4,204
   Purchases from               $15,903        $4,010        $7,947

As a result of the filing, B&W and its filing subsidiaries were required to segregate intercompany balances as of the filing date ("Pre-Petition") from transactions occurring after the filing date ("Post-Petition"). B&W and its filing subsidiaries are precluded from making payments on any Pre-Petition balances with International and its subsidiaries. Furthermore, Post-Petition balances are cash settled, generally within sixty to ninety days of the transaction.

During the year ended December 31, 2000, we adjusted certain Pre-Petition balances arising from billings, up to the filing date, from McDermott for pension credits, postretirement expense and the allocation of G&A under a tax-sharing agreement. We recorded these adjustments as a net increase in Capital in excess of par of $12,201,000. We also adjusted, using the same method, a Pre-Petition life insurance accrual that had been estimated initially and not formally actuarially determined. This adjustment resulted in an increase in Capital in excess of par of $6,100,000.

Our accounts receivable-trade, net includes receivables from unconsolidated affiliates of International of $719,000 and $800,000 at December 31, 2000 and 1999, respectively. Our other assets include receivables from these affiliates of $2,295,000 at December 31, 1999. Our accounts payable includes payables to these affiliates of $440,000 and $710,000 at December 31, 2000 and 1999, respectively.

Our notes receivable - affiliates include a non-interest bearing note from BWICO of $6,793,000 and $32,491,000 at December 31, 2000 and 1999, respectively, and interest bearing notes from affiliates of International of $19,175,000 and $21,232,000 at December 31, 2000 and 1999, respectively. All notes are payable by the borrower within 30 days of written demand. We included in interest income $1,481,000, $923,000 and $1,484,000 of interest on interest-bearing notes in the year ended December 31, 2000, the nine-month period ended December 31, 1999 and the fiscal year ended March 31, 1999, respectively.

We participate in the Thrift Plan for Employees of McDermott Incorporated and Participating Subsidiary and Affiliated Companies (the "Thrift Plan"), which is a defined contribution plan that includes a cash or deferred arrangement. Monthly employer contributions are equal to 50% of the first 6% of compensation (as defined in the plan) contributed by participants. Our charges for contributions made under the Thrift Plan were $2,469,000, $1,824,00 and $2,361,000 for the year ended December 31, 2000, the nine-month period ended December 31, 1999 and the fiscal year ended March 31, 1999, respectively.

NOTE 8 - LONG-TERM DEBT AND NOTES PAYABLE


                                                  December 31,    December 31,
                                                      2000          1999
                                                      ----          ----
                                                        (In thousands)
Long-term debt consists of:
 Project financing notes payable through 2012        $4,717        $4,759
 Other notes payable and capitalized
    lease obligations                                     1             3
-------------------------------------------------------------------------
                                                      4,718         4,762
 Less:  Amounts due within one year                      51            28
-------------------------------------------------------------------------
 Long-term debt                                      $4,667        $4,734
=========================================================================

We have included long-term debt at December 31, 2000 in liabilities subject to compromise. Maturities of long-term debt during the five years subsequent to December 31, 2000 are as follows: 2001 - $51,000; 2002 - $50,000; 2003 -
$50,000; 2004 - $50,000; 2005 -$50,000.

In connection with the filing, B&W and its filing subsidiaries entered into a $300,000,000 debtor-in-possession revolving credit and letter of credit facility with Citibank, N.A. and Salomon Smith Barney Inc. (the "DIP Credit Facility") with a three-year term. The Bankruptcy Court approved the full amount of this facility, giving all amounts owed under the facility a super-priority administrative expense status in bankruptcy. B&W's and its filing subsidiaries' obligations under the facility are (1) guaranteed by substantially all of B&W's other domestic subsidiaries and B&W Canada Ltd. and (2) secured by a security interest on B&W Canada Ltd.'s assets. Additionally, B&W and substantially all of its domestic subsidiaries executed a pledge and security agreement pursuant to which they have granted a security interest in their assets to the lenders under the DIP Credit facility upon the defeasance or refinancing of McDermott's public debt. The DIP Credit Facility generally provides for borrowings by B&W and its filing subsidiaries for working capital and other general corporate purposes and the issuance of letters of credit, except that the total of all borrowings and non-performance letters of credit issued under the facility cannot exceed $100,000,000 in the aggregate. The DIP Credit Facility also imposes certain financial and non-financial covenants. B&W is not currently in compliance with these requirements. B&W is currently negotiating with its banks to obtain a waiver and/or an amendment to this facility to permit it to borrow and/or obtain letters of credit even though it is currently not able to comply with some of these financial covenants. We anticipate that these negotiations will be successful. There were no borrowings under this facility at December 31, 2000. A permitted use of the DIP Credit Facility is the issuance of new letters of credit to backstop or replace pre-existing letters of credit issued in connection with our operations, but for which International, McDermott or BWICO was a maker or guarantor. As of February 22, 2000, the aggregate amount of all such pre-existing letters of credit totaled approximately $172,000,000 (the "Pre-existing LCs"). Each of International, McDermott and BWICO have agreed to indemnify and reimburse B&W and its filing subsidiaries for any customer draw on any letter of credit issued under the DIP Credit Facility to backstop or replace any Pre-existing LC for which it already has exposure and for the associated letter of credit fees paid under the facility. As of December 31, 2000, approximately $81,895,000 in letters of credit have been issued under the DIP Credit Facility of which approximately $60,039,000 were to replace or backstop Pre-existing LCs. There were no borrowings outstanding under this facility at December 31, 2000. The interest rate is Libor plus 2.50%, or prime plus 1.25% depending upon notification to borrow. Commitment fees under this facility totaled approximately $779,000 for the year ended December 31, 2000.

At December 31, 1999, we had available various uncommitted short-term lines of credit from banks totaling $35,616,000. There were no borrowings against these lines of credit at December 31, 1999. As of December 31, 1999, we, jointly and severally with BWICO and BWXT, were parties to an unsecured credit agreement with a group of banks (the "BWICO Credit Agreement"). There were no borrowings under the agreement at December 31, 1999. The BWICO Credit Agreement was terminated as of August 1, 2000.

NOTE 9 - PENSION PLANS AND POSTRETIREMENT BENEFITS

Pension Plans - We participate in the Retirement Plan for Employees of McDermott Incorporated (the "McDermott Plan"). The McDermott Plan is a non-contributory plan that provides retirement benefits for substantially all regular full-time employees. Salaried plan benefits under the McDermott Plan are based on final average compensation and years of service, while hourly plan benefits are based on a flat benefit rate and years of service. McDermott's funding policy is to fund applicable pension plans to meet the minimum funding requirements of the Employee Retirement Income Security Act of 1974 (ERISA) and, generally, to fund other pension plans as recommended by the respective plan actuary and in accordance with applicable law.

We provide other retirement benefits, primarily through non-contributory pension plans, for employees of certain foreign subsidiaries of B&W, and supply postretirement health care and life insurance benefits to our union employees based on our union contracts. These benefits are summarized below:


                                                                   Pension Benefits                       Other Benefits
                                                              Year             Nine-Month              Year            Nine-Month
                                                              Ended          Period Ended             Ended           Period Ended
                                                           December 31,       December 31,         December 31,       December 31,
                                                              2000               1999                 2000               1999
                                                              ----               ----                 ----               ----
                                                                                           (In thousands)
Change in benefit obligation:
 Benefit obligation at beginning of period                 $ 111,643           $ 110,301           $ 113,726           $ 147,070
 Service cost                                                  2,759               2,471                  24                  91
 Interest cost                                                 7,115               5,520               5,479               6,277
 Plan participants' contributions                                151                  90                --                  --
 Curtailments                                                   --                  --                  --               (19,745)
 Transfers                                                    (9,266)               --               (32,249)               --
 Change in assumptions                                         5,549             (10,988)              7,213                --
 Actuarial (gain) loss                                         5,580               9,285              (5,617)            (10,037)
 Foreign currency exchange rate changes                       (3,043)              2,377                 (86)                 90
 Benefits paid                                                (6,974)             (7,413)             (9,847)            (10,020)
--------------------------------------------------------------------------------------------------------------------------------
 Benefit obligation at end of period                         113,514             111,643              78,643             113,726
--------------------------------------------------------------------------------------------------------------------------------
Change in plan assets:
 Fair value of plan assets at beginning of period            107,059             102,036                --                  --
 Actual return on plan assets                                 19,905               6,753                --                  --
 Company contributions                                         1,913               3,311               9,847              10,020
 Plan participants' contributions                                151                  90                --                  --
 Foreign currency exchange rate changes                       (2,737)              2,282                --                  --
 Benefits paid                                                (6,974)             (7,413)             (9,847)            (10,020)
--------------------------------------------------------------------------------------------------------------------------------
 Fair value of plan assets at the end of period              119,317             107,059                --                  --
--------------------------------------------------------------------------------------------------------------------------------
 Funded status                                                 5,803              (4,584)            (78,643)           (113,726)
 Unrecognized net obligation                                    (650)             (1,018)              2,353               2,635
 Unrecognized prior service cost                               3,063               4,388                --                  --
 Unrecognized actuarial (gain) loss                           (1,175)              4,585             (10,308)             (3,748)
--------------------------------------------------------------------------------------------------------------------------------
 Net amount recognized                                     $   7,041           $   3,371           $ (86,598)          $(114,839)
================================================================================================================================
Amounts recognized in the balance sheet:
 Prepaid benefit cost                                      $  20,368           $  19,253           $    --             $    --
 Accrued benefit liability                                   (17,858)            (25,037)            (86,598)           (114,839)
 Intangible asset                                                339                 986                --                  --
 Accumulated other comprehensive income                        4,192               8,169                --                  --
--------------------------------------------------------------------------------------------------------------------------------
 Net amount recognized                                     $   7,041           $   3,371           $ (86,598)          $(114,839)
================================================================================================================================

                                            Pension Benefits              Other Benefits
                                            ----------------              --------------
                                          Year          Nine-Month        Year        Nine-Month
                                          Ended       Period Ended       Ended       Period Ended
                                      December 31,     December 31,    December 31,    December 31,
                                           2000            1999            2000           1999
                                           ----            ----            ----           ----
Weighted average assumptions:
   Discount rate                           6.97%          7.45%          7.42%              7.61%
   Expected return on plan assets          7.13%          6.48%          --                 --
   Rate of compensation increase           4.14%          4.50%          --                 --

For measurement purposes, an eight percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 2001. The rate was assumed to decrease gradually to 5.5 percent in 2006 and remain at that level thereafter.


                                                         Pension Benefits                              Other Benefits
                                                         ----------------                              --------------
                                                Year      Nine-Month       Fiscal Year      Year         Nine-Month    Fiscal Year
                                               Ended     Period Ended        Ended          Ended        Period Ended      Ended
                                                   December 31,            March 31,              December 31,           March 31,
                                               2000             1999          1999            2000           1999           1999
                                               ----             ----          ----            ----           ----           ----
                                                     (In thousands)
Components of net periodic
 benefit cost (income):
 Service cost                                 $ 2,759         $ 2,471         $2,440        $    24         $   91        $   203
 Interest cost                                  7,115           5,520          7,614          5,479          6,277          9,006
 Expected return on plan assets                (8,121)         (5,590)        (8,218)          --             --             --
 Amortization of prior service cost               636             614            692           --             --             --
 Recognized net actuarial (gain) loss            (178)            542          1,535         (1,276)            90         (1,109)
---------------------------------------------------------------------------------------------------------------------------------
 Net periodic benefit cost                    $ 2,211         $ 3,557         $4,063        $ 4,227         $6,458        $ 8,100
=================================================================================================================================

The projected benefit obligation and accumulated benefit obligation for the pension plans with accumulated benefit obligations in excess of plan assets were $12,937,000 and $10,364,000, respectively, for the year ended December 31, 2000. The projected benefit obligation and accumulated benefit obligation were $21,742,000 and $20,486,000, respectively, for the nine-month period ended December 31, 1999. The amounts represent unfunded plans with no plan assets.

Assumed health care cost trend rates have a significant effect on the amounts we report for our health care plan. A one-percentage-point change in our assumed health care cost trend rates would have the following effects:


                                                   One-Percentage-   One-Percentage-
                                                   Point Increase    Point Decrease
                                                   --------------    --------------
                                                            (In thousands)
      Effect on total of service and interest
        cost components                                $  265           $  (249)
      Effect on postretirement benefit obligation      $3,624           $(3,407)

Multiemployer Plans - One of B&W's subsidiaries contributes to various multiemployer plans. The plans generally provide defined benefits to substantially all unionized workers in this subsidiary. Amounts charged to pension cost and contributed to the plans were $17,500,000, $5,336,000 and $11,295,000 in the year ended December 31, 2000, the nine-month period ended December 31, 1999 and the fiscal year ended March 31, 1999, respectively.

NOTE 10 - STOCK PLANS

Certain of our officers and employees participate in benefit plans of International which involve the issuance of International Common Stock. During the nine-month period ended December 31, 1999 and the fiscal year ended March 31,1999, we paid $1,564,000 and $5,129,000, respectively, to International as a result of the exercise of International stock options by these participants. Included in the fiscal year ended March 31, 1999 amount is $4,783,000 related to options exercised in prior fiscal years.

Under International's 1996 Officer Long-Term Incentive Plan (and its predecessor plans), shares of International Common Stock (including approved shares that were not awarded under predecessor plans) are available for stock option grants and restricted stock awards to officers and key employees. The plan permits nonqualified stock options, incentive stock options and restricted stock. Options to purchase shares are granted at not less than 100% of the fair market value on the date of grant, become exercisable at such time or times as determined when granted, and expire not more than ten years after the date of the grant. Under the plan, eligible employees may be granted rights to purchase shares of International Common Stock at par value ($1.00 per share), which shares are subject to restrictions on transfer that lapse at such times and circumstances as specified when granted. During the year ended December 31, 2000 and the fiscal year ended March 31, 1999, performance-based awards to purchase restricted shares of International Common Stock were granted to certain officers and key employees under the plan. Under the provisions of the performance-based awards, no shares are issued at the time of the initial award, and the number of shares which will ultimately be issued will be determined based on the change in the market value of International Common Stock over a specified performance period. The performance-based awards to our officers and employees in the year ended December 31, 2000 and the fiscal year ended March 31, 1999 were represented by initial notional grants totaling 68,770 and 24,380 rights to purchase restricted shares of International Common Stock, respectively. These rights had weighted average fair values of $8.41 and $28.38 on their respective dates of grant during the year ended December 31, 2000 and the fiscal year ended March 31, 1999. No performance-based awards were granted to our officers and employees during the nine-month period ended December 31, 1999. During the year ended December 31, 2000, the performance period for performance-based awards represented by initial notional grants totaling 41,070 rights to purchase restricted shares lapsed with no restricted shares issued.

Under International's 1992 Senior Management Stock Option Plan, senior management employees may be granted options to purchase shares of International Common Stock. The Board of Directors of International determines the total number of shares available for grant from time to time. Under this plan, options to purchase shares are granted at not less than 100% of the fair market value on the date of grant, become exercisable at such time or times as determined when granted, and expire not more than ten years after the date of grant.

In the event of a change in control of International, both programs have provisions that may cause restrictions to lapse and accelerate the exercisability of outstanding options.

During the year ended December 31, 2000, the Compensation Committee of International's Board of Directors modified its stock plans to provide officers and senior management employees an alternative approach as to how their outstanding stock options granted prior to February 22, 2000 would be treated. As of March 20, 2000, individuals were provided the opportunity to elect to cancel, on a grant-by-grant basis, outstanding stock options granted prior to February 22, 2000, and in exchange, receive Deferred Stock Units ("DSUs"). A DSU is a contractual right to receive a share of International Common Stock at a point in the future, provided applicable vesting requirements have been satisfied. DSUs granted as a result of this election will vest 50% upon judicial confirmation of a plan of reorganization in connection with our Chapter 11 proceedings and 50% one year later, or 100% on the fifth anniversary of the date of grant, whichever is earlier. Under this program, our officers and employees elected to cancel approximately 338,000 stock options and were granted approximately 50,000 DSUs with a weighted average fair value of $9.41 at the date of grant.

The following table summarizes our participation in International's stock option plan (share data in thousands):

                                         Year                    Nine-Month                 Fiscal Year
                                         Ended                  Period Ended                    Ended
                                                 December 31,                               March 31,
                                  2000                              1999                        1999
-------------------------------------------------------------------------------------------------------------
                                               Weighted-                 Weighted-                  Weighted-
                                                Average                   Average                    Average
                                                Exercise                  Exercise                   Exercise
                                 Options         Price       Options       Price       Options         Price
-------------------------------------------------------------------------------------------------------------
Outstanding, beginning
   of period                       677         $25.03         714         $24.92         569         $23.36
Granted                            434           9.41        --             --           171          29.38
Exercised                         --             --            (8)         20.87         (16)         19.80
Cancelled/forfeited               (339)         26.50         (29)         23.43         (10)         20.83
-----------------------------------------------------------------------------------------------------------
Outstanding, end of period         772         $15.61         677         $25.03         714         $24.92
============================================================================================================
Exercisable, end of period         350         $23.08         529         $24.09         487         $23.15
============================================================================================================

The following tables summarize the range of exercise prices and the weighted-average remaining contractual life of the options outstanding and the range of exercise prices for the options exercisable at December 31, 2000 (share data in thousands):


                                      Options Outstanding               Options Exercisable
                         -----------------------------------------   ------------------------
                                         Weighted-
                                           Average        Weighted-                 Weighted-
                                         Remaining         Average                   Average
          Range of            Number    Contractual       Exercise     Number      Exercise
       Exercise Prices    Outstanding  Life in Years       Price     Exercisable      Price
      ----------------   ------------  -------------     ----------  -----------  ------------
      $   7.72 - 11.48        422           9.2           $  9.41         --        $  --
         19.13 - 22.95        174           4.5             20.35        174          20.35
         22.95 - 26.78        143           2.7             24.43        143          24.43
         26.78 - 34.00         33           2.5             31.47         33          31.47
                             ----                                       ----
      $   7.72 - 34.00        772           6.7           $ 15.61        350        $ 23.08

As discussed in Note 1, we apply APB 25 and related interpretations in accounting for our participation in International's stock-based compensation plans. Charges to income related to stock plan awards totaled approximately $422,000 for the year ended December 31, 2000 and $669,000 for the fiscal year ended March 31, 1999. Income related to stock plan awards totaled approximately $91,000 for the nine-month period ended December 31, 1999. For the year ended December 31, 2000, these charges include amounts related to approximately 233,000 stock options that require variable accounting as a consequence of the DSU program. If we had accounted for our participation in International's stock plan awards using the alternative fair value method of accounting under SFAS No. 123, "Accounting for Stock-Based Compensation," our net income (loss) would have been the pro forma amounts indicated as follows:

                                           Year       Nine-Month      Fiscal Year
                                           Ended     Period Ended        Ended
                                                 December 31,          March 31,
                                           2000          1999            1999
                                           ----          ----            ----
                                         (In thousands, except per share data)
            Net income (loss):
              As reported              $  (4,308)        $26,083         $13,393
              Pro forma                $  (5,043)        $25,256         $12,583

The above pro forma information is not indicative of future pro forma amounts. SFAS 123 does not apply to awards prior to the fiscal year ended March 31, 1996, and we anticipate additional awards in future years. The fair value of each option grant was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                  Year       Nine-Month      Fiscal Year
                                                  Ended     Period Ended        Ended
                                                      December 31,            March 31,
                                                  2000          1999            1999
                                                  ----          ----            ----
Risk-free interest rate                            6.53%        --              4.66%
Volatility factor of the expected market
  price of International's common stock.             48         --               .46
Expected life of the option in years                5.0         --               3.5
Expected dividend yield of
  International's common stock                      0.0%        --               0.8%

The weighted average fair value of the stock options granted in the year ended December 31, 2000 and the fiscal year ended March 31, 1999 was $4.73 and $10.76, respectively.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

Litigation - B&W and Atlantic Richfield Company ("ARCO") are defendants in a lawsuit filed by Donald F. Hall, Mary Ann Hall and others in the United States District Court for the Western District of Pennsylvania. The suit involves approximately 300 separate claims for compensatory and punitive damages relating to the operation of two former nuclear fuel processing facilities located in Pennsylvania (the "Hall Litigation"). The plaintiffs in the Hall litigation allege, among other things, that they suffered personal injury, property damage and other damages as a result of radioactive emissions from these facilities. In September 1998, a jury found B&W and ARCO liable to eight plaintiffs in the first cases brought to trial, awarding $36,700,000 in compensatory damages. In June 1999, the district court set aside the $36,700,000 judgment and ordered a new trial on all issues. In November 1999, the district court allowed an interlocutory appeal by the plaintiffs of certain issues, including the granting of the new trial and the court's rulings on certain evidentiary matters, which, following the filing, the Third Circuit Court of Appeals declined to accept for review. The plaintiffs' claims against B&W in the Hall Litigation have been automatically stayed as a result of the filing. B&W also filed a complaint for declaratory and injunctive relief with the Bankruptcy Court seeking to stay the pursuit of the Hall Litigation against ARCO during the pendency of B&W's bankruptcy proceeding due to common insurance coverage and the risk to B&W of issue or claim preclusion, which stay the Bankruptcy Court denied in October 2000. B&W has appealed this decision.

There is a controversy between B&W and its insurers as to the amount of coverage available under the liability insurance policies covering these facilities. B&W filed a declaratory judgment action in a Pennsylvania State Court seeking a judicial determination as to the amount of coverage available under the policies. We believe that all claims under the Hall Litigation will be resolved within the limits and coverage of our insurance policies; but our insurance coverage may not be adequate and we may be materially adversely impacted if our liabilities exceed our coverage. B&W transferred the two facilities subject to the Hall Litigation to BWXT in June 1997 in connection with BWXT's formation and an overall corporate restructuring. B&W is entitled to reimbursement from BWXT under an indemnity agreement should B&W be held liable for damages.

Additionally, due to the nature of our business, we are, from time to time, involved in routine litigation or subject to disputes or claims related to our business activities, including performance or warranty related matters under our customer and supplier contracts and other business arrangements. In our management's opinion, none of this litigation or disputes and claims will have a material adverse effect on our consolidated financial position or results of operations.

Products Liability - See Note 2 to the consolidated financial statements regarding B&W's potential liability for non-employee asbestos claims and a discussion of the Chapter 11 proceedings commenced by B&W and certain of its subsidiaries on February 22, 2000.

Environmental Matters - We have been identified as a potentially responsible party at various cleanup sites under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended. We have not been determined to be a major contributor of waste to these sites. However, each potentially responsible party or contributor may face assertions of joint and several liability. Generally, however, a final allocation of costs is made based on relative contribution of wastes to each site. Based on our relative contribution of waste to each site, we expect our share of the ultimate liability for the various sites will not have a material adverse effect on our consolidated financial position or results of operations.

At December 31, 2000, we had total environmental reserves of $1,412,000 included in liabilities subject to compromise. At December 31, 1999, we had total environmental reserves of $2,622,000 included in current liabilities. Inherent in the estimates of those reserves are our expectations regarding the levels of contamination which may vary significantly as restoration activities progress. Accordingly, changes in estimates may differ from the amounts we have provided for in our consolidated financial statements, however, we do not believe that these differences will have a material effect on our operating results.

Operating Leases - Future minimum payments required under operating leases that have initial or remaining noncancellable lease terms in excess of one year at December 31, 2000 are as follows:


      Year Ending December 31,                  Amount
      ------------------------                  ------
                2001                         $   731,000
                2002                         $   639,000
                2003                         $   456,000
                2004                         $   378,000
                2005                         $      --
             Thereafter                      $      --

Total rental expense for the year ended December 31, 2000, the nine-month period ended December 31, 1999 and the fiscal year ended March 31, 1999 was $20,385,000, $9,674,000 and $15,499,000, respectively. These expense amounts include contingent rentals and are net of sublease income, neither of which is material.

Other - We maintain liability and property insurance against such risk and in such amounts as we consider adequate. However, certain risks are either not insurable or insurance is available only at rates we consider uneconomical.

We are contingently liable under standby letters of credit totaling $142,860,000 at December 31, 2000, all of which were issued in the normal course of business. We have been notified by our two surety companies that they are no longer willing to issue bonds on our behalf. We obtain surety bonds in the ordinary course of business to secure contract bids and to meet the bonding requirements of various construction and other contracts with customers. We expect to obtain the coverage we require through other surety companies as well as use our existing credit facility for contract-related performance guarantees. See Note 8.

NOTE 12  - FOREIGN OPERATIONS

Summarized financial information of foreign subsidiaries (primarily Canadian operations) included in our consolidated financial statements is as follows:


                                                  December 31,  December 31,
                                                      2000         1999
                                                      ----         ----
                                                        (In thousands)

         Assets                                    $283,017     $248,501
         ---------------------------------------------------------------
         Liabilities                               $165,213     $143,144
         ---------------------------------------------------------------

                                        Year       Nine-Month   Fiscal Year
                                        Ended     Period Ended     Ended
                                    December 31,  December 31,   March 31,
                                        2000          1999         1999
                                        ----          ----         ----
                                                 (In thousands)
         Net Income                  $ 22,180      $ 20,170     $ 18,401
         ---------------------------------------------------------------

NOTE 13 - FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK

Our principal businesses are the supply of fossil-fuel and nuclear steam generating equipment to the electric power generation industry. Our customers are principally the electric power generation industry (including government-owned utilities and independent power producers) and the pulp and paper and other process industries. These concentrations of customers may impact our overall exposure to credit risk, either positively or negatively, in that our customers may be similarly affected by changes in economic or other conditions. In addition, we and many of our customers operate worldwide and are therefore exposed to risks associated with the economic and political forces of various countries and geographic areas. Approximately 37% of our trade receivables at December 31, 2000 are due from foreign customers. We generally do not obtain any collateral for our receivables.

We believe that our provision for possible losses on uncollectible accounts receivable is adequate for our credit loss exposure. At December 31, 2000 and 1999, the allowance for possible losses deducted from accounts receivable-trade, net on the accompanying balance sheet was $2,059,000 and $1,170,000, respectively.

NOTE 14 - INVESTMENTS

The following is a summary of our available-for-sale debt securities at December 31, 2000:

                                                                  Estimated
                                                      Amortized     Fair
                                                         Cost       Value
                                                         ----      -----
                                                          (In thousands)
      Obligations of  U.S. Government agencies        $ 39,209  $ 39,209
      Corporate notes and bonds                         27,164    27,164
      ------------------------------------------------------------------
      Total                                           $ 66,373  $ 66,373
      ==================================================================



For the year ended December 31, 2000, proceeds and gross realized losses on sales of available-for-sale debt securities were $16,190,000 and $3,000, respectively.

The amortized cost and estimated fair value of available-for-sale debt securities at December 31, 2000, by contractual maturity, are as follows:


                                                Amortized  Estimated
                                                  Cost    Fair Value
                                                  ----    ----------
                                                   (In thousands)
              Due in one year or less           $ 66,373  $ 66,373
              ----------------------------------------------------

NOTE 15 - DERIVATIVE FINANCIAL INSTRUMENTS

Our foreign operations give rise to exposure to market risks from changes in foreign exchange rates. We use derivative financial instruments, primarily forward contracts, to reduce those risks. We do not hold or issue financial instruments for trading purposes.

We enter into forward contracts primarily as hedges of certain firm purchase and sale commitments denominated in foreign currencies. At December 31, 2000, we had forward contracts to purchase $158,631,000 in foreign currencies (primarily Canadian dollars), and to sell $39,553,000 in foreign currencies (primarily Canadian dollars), at varying maturities from 2001 through 2004. At December 31, 1999, we had forward contracts to purchase $189,225,000 in foreign currencies (primarily Canadian dollars), and to sell $48,523,000 in foreign currencies (primarily Canadian dollars), at varying maturities from 2000 through 2004.

We have included deferred realized and unrealized gains and losses from hedging firm purchase and sale commitments on a net basis in the balance sheet as a component of either contracts in progress or advance billings on contracts. We recognize these gains and losses as part of the purchase or sale transaction when it is recognized, or as other gains or losses when we no longer expect a hedged transaction to occur. At December 31, 2000 and 1999, we had deferred gains of $414,000 and $1,801,000, respectively, and deferred losses of $2,214,000 and $2,067,000, respectively, related to forward contracts, most of which we will recognize in accordance with the percentage-of-completion method of accounting.

We are exposed to credit-related losses in the event of nonperformance by counterparties to derivative financial instruments, but we do not anticipate nonperformance by any of these counterparties. The amount of such exposure is generally the unrealized gains on these contracts.

NOTE 16 - FAIR VALUES OF FINANCIAL INSTRUMENTS

We use the following methods and assumptions in estimating our fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts we have reported in the accompanying balance sheet for cash and cash equivalents approximate their fair values.

Investments: We estimate the fair values of investments based on quoted market prices. For investments for which there are no quoted market prices, we derive fair values from available yield curves for investments of similar quality and terms.

Notes receivable - affiliates: It is not practical for us to estimate the fair value of our non-current notes receivable from affiliates because the timing of the settlement of these notes has not been determined.

Long and short-term debt: We base the fair values of debt instruments on estimated prices based on current yields for debt issues of similar quality and terms. The carrying amounts reported in the accompanying balance sheet approximate their fair values.

Liabilities subject to compromise: It is not practical for us to estimate the fair value of our liabilities subject to compromise because the timing and ultimate outcome of the Chapter 11 proceedings are uncertain.

Foreign currency forward contracts: We estimate the fair values of foreign currency forward contracts by obtaining quotes from brokers. At December 31, 2000 and 1999, we had net forward contracts outstanding to purchase foreign currencies with notional values of $119,078,000 and $140,702,000 and fair values of ($2,539,000) and $2,376,000, respectively.

The estimated fair values of our financial instruments are as follows:

                                    December 31, 2000   December 31, 1999
                                    -----------------   -----------------
                                    Carrying    Fair    Carrying   Fair
                                     Amount     Value    Amount    Value
                                     ------     -----    ------    -----
                                               (In thousands)
  Balance Sheet Instruments
  -------------------------
  Cash and cash equivalents        $ 77,149    $77,149   $19,558   $ 19,558
  Notes receivable - affiliates    $ 25,968    $25,968   $53,723   $ 53,723
  Debt excluding capital leases    $  4,717    $ 4,717   $ 4,759   $  4,759